Exhibit 99.1

LCA-Vision Reports Revenues Grew 59% in 2005’s First Quarter
Same-Store Revenue Growth Increases 47%
Company Raises Full-Year 2005 Earnings Guidance to $1.15 — $1.20

Cincinnati, April 27, 2005 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, announced today first quarter financial results for the period ended March 31, 2005.

First Quarter 2005 Highlights
•	Revenues grew 59% to approximately $50.2 million from approximately $31.7 million in last year’s first quarter, marking the 7th consecutive quarter of revenue growth exceeding 50%.

•	Same-store revenues grew 47% at vision centers open at least 12 months. Over the past seven quarters, same-store revenue growth has averaged over 40%.

•	A record 37,578 procedures were performed during the quarter, a 55% increase from 24,270 procedures performed in last year’s first quarter.

Net Income & Earnings Per Share
Net income was approximately $9.3 million and earnings per diluted share were $0.44 in 2005’s first quarter, compared with net income of approximately $12.7 million and earnings per diluted share of $0.62 in 2004’s first quarter. Included in 2004’s first quarter financial results is an income tax benefit of approximately $8.6 million related to federal and state net operating loss carryforwards generated in prior years. Excluding the income tax benefit, 2004 first quarter earnings per diluted share were $0.20. The company believes that excluding the income tax benefit is a meaningful disclosure as it allows for year-over-year comparisons of financial results on a consistent basis.

Revenue Growth Driven by Continued Strong Demand for Procedures
Revenues grew 59% to approximately $50.2 million in 2005’s first quarter from approximately $31.7 million in 2004’s first quarter. Procedure volume increased 55% in 2005’s first quarter to 37,578 from 24,270 procedures performed in 2004’s first quarter. Revenues per procedure increased 2% to $1,336 in the first quarter of 2005 from $1,304 in the first quarter of 2004. Operating income increased 127% to approximately $15.3 million in 2005’s first quarter from approximately $6.8 million in 2004’s first quarter, and the operating margin was 30.6% compared with 21.4%.

Balance Sheet Positioned to Support Long-Term Growth
Cash provided by operations in 2005’s first quarter grew to approximately $15.9 million as of March 31, 2005 from approximately $6.9 million as of March 31, 2004. Cash and cash equivalents increased to approximately $100.1 million as of March 31, 2005, from approximately $86.6 million as of December 31, 2004, and approximately $72.1 million as of March 31, 2004.

Stephen N. Joffe, Chairman and Chief Executive Officer of LCA-Vision commented, “We are pleased to report solid first quarter earnings. Our impressive results are a testimony to our strong business model, the health of our operations, and the favorable growth trends in the laser vision correction industry. We reported across-the-board gains in the key financial and operational metrics we track. Revenues and procedure volume reached record levels during the quarter, and excluding the income tax benefit recorded in last year’s first quarter, earnings per diluted share increased nearly 120%.”

“We expect to realize strong revenue growth throughout 2005 as we continue to gain market share in existing markets and expand the LasikPlus brand into new markets. During the quarter, we opened a LasikPlus vision center in Sacramento, and plans are underway to open additional vision centers throughout the year as we continue to expand the LasikPlus footprint.”

“As a result of our strong first quarter earnings and the continued strong demand for laser vision correction procedures, we are again increasing our earnings guidance for the full-year of 2005. We now project earnings to be in the range of $1.15 to $1.20 per diluted share, up from prior guidance of $1.00 to $1.05.”

Conference Call & Webcast
A conference call and webcast to discuss the contents of this news release will be held today, Wednesday, April 27, 2005 at 10:00 a.m. (ET). To access the call, dial 866-322-1352 (within the United States and Canada), or 706-758-1564 (international callers). To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 538 06 59. To access the webcast, go to the “Investors” section of LCA-Vision’s website at http://www.lca-vision.com.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding our belief that revenues and earnings will exhibit healthy year-over-year growth for fiscal 2005, among others, are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning global and local economic, political and sociological conditions; market acceptance of our services; the successful execution of marketing strategies; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; adverse financial consequences in connection with the expensing of stock options or other equity-based compensation; regulatory action against us or others in the laser vision correction industry; and the relatively high fixed cost structure of our business. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events, or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. As of March 31, 2005, we owned and operated 41 LasikPlus fixed-site laser vision correction centers in the United States and a joint venture in Canada. LCA-Vision is one of the only publicly traded companies within the United States that focuses exclusively on laser vision correction services. We have performed over 450,000 laser vision correction procedures in our vision centers in the United States and Canada since 1991. LasikPlus laser vision correction centers are staffed with skilled ophthalmologists and optometrists and other healthcare professionals. Advanced diagnostic equipment and multiple laser brands are used to help correct nearsightedness, farsightedness and astigmatism. LasikPlus laser vision correction centers are generally located in major cities throughout the United States. Additional information is available at our corporate websites:
www.lca-vision.com and www.lasikplus.com. It’s Not Just LASIK. It’s LasikPlus!

For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)

	Three months ended March 31,
	2005	2004
Revenues — Laser refractive surgery	$50,190	$31,650
Operating costs and expenses
Medical professional and license fees	9,520	6,465
Direct costs of services	13,347	9,630
General and administrative expenses	3,453	2,289
Marketing and advertising	6,772	4,789
Depreciation	1,750	1,716

Operating income	15,348	6,761
Equity in earnings from unconsolidated businesses	24	72
Minority equity interest	(173)	(124)
Interest expense	(13)	—
Interest and dividend income	530	367

Income before taxes on income	15,716	7,076
Income tax expense (benefit)	6,405	(5,653)

Net income	$9,311	$12,729

Income per common share
Basic	$0.46	$0.64
Diluted	$0.44	$0.62
Dividends declared per share	$0.08	$—
Weighted average shares outstanding
Basic	20,236	19,980
Diluted	21,200	20,627

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	March 31,	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$100,140	$86,588
Accounts receivable, net of allowance for doubtful accounts of $2,473 and $2,260	9,257	8,662
Receivables from vendors	1,520	1,077
Prepaid expenses and other	1,601	2,420
Deferred tax assets	2,524	6,015

Total current assets	115,042	104,762
Property and equipment	51,921	50,374
Accumulated depreciation and amortization	(33,480)	(31,743)

Property and equipment, net	18,441	18,631
Accounts receivable, net of allowance for doubtful accounts of $710 and $605	1,393	1,171
Goodwill	275	275
Deferred compensation plan assets	1,347	1,187
Investment in unconsolidated businesses	96	168
Deferred tax assets	2,371	2,593
Other assets	770	790

Total Assets	$139,735	$129,577

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$2,412	$4,964
Accrued liabilities and other	10,714	7,574
Debt maturing in one year	714	542

Total current liabilities	13,840	13,080
Capital lease obligations	321	376
Deferred compensation liability	1,478	1,215
Insurance reserve	3,262	2,568
Minority equity interest	674	501
Stockholders’ investment
Common stock ($0.001 par value; 23,843,228 and 23,767,353 shares and
20,292,434 and 20,216,559 shares issued and outstanding, respectively)	24	24
Contributed capital	135,371	134,708
Common stock in treasury, at cost (3,550,794 shares and 3,550,794 shares)	(15,462)	(15,462)
Accumulated deficit	(42)	(7,732)
Accumulated other comprehensive income	269	299

Total stockholders’ investment	120,160	111,837

Total Liabilities and Stockholders’ Investment	$139,735	$129,577

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flow
(Dollars in thousands)

	Three Months Ended March 31,
	2005	2004
Cash flow from operating activities:
Net income	$9,311	$12,729
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,750	1,716
Provision for loss on doubtful accounts	318	288
Deferred income taxes	3,713	(5,900)
Deferred compensation	264	140
Insurance reserve	694	279
Equity in earnings of unconsolidated affiliates	(24)	(72)
Changes in working capital:
Accounts receivable	(1,135)	(2,098)
Receivables from vendors	(443)	89
Prepaid expenses and other	819	(432)
Accounts payable	(2,552)	(1,124)
Accrued liabilities and other	3,139	1,312

Net cash provided by operations	15,854	6,927
Cash flow from investing activities:
Purchase of property and equipment	(1,354)	(646)
Deferred compensation plan	(161)	(137)
Other, net	176	118

Net cash used in investing activities	(1,339)	(665)
Cash flow from financing activities:
Principal payments of long-term notes, debt and capital lease obligations	(100)	—
Dividends paid to stockholders	(1,621)	—
Exercise of stock options	663	836
Distribution from minority equity investees	95	50

Net cash (used) provided by financing activities	(963)	886

Increase in cash and cash equivalents	13,552	7,148
Cash and cash equivalents at beginning of period	86,588	64,908

Cash and cash equivalents at end of period	$100,140	$72,056